Exhibit 99.1

Ocean Power Technologies Announces PB3 Commercial PowerBuoy® Performance off Kozu-Island, Japan After Eight Weeks of Deployment

Pennington, NJ – June 12, 2017 – Ocean Power Technologies, Inc. (NASDAQ: OPTT) (“OPT” or the “Company”) announced today that its PB3 commercial PowerBuoy®, which is deployed off Kozu-Island, Japan as part of a previously announced lease, is meeting all of its performance requirements. Closer to home, the commercial PB3 Power Take-Off (“PTO”) accelerated life testing, which is conducted at the Company’s headquarters in New Jersey, reached over 67 million strokes that simulates over 4 years of ocean operation.

George H. Kirby, President and Chief Executive Officer of OPT, stated “We are delighted to announce the excellent performance of our PB3 commercial PowerBuoy® since its deployment on the 17th of April this year, and to our full satisfaction. We believe this performance further validates the commercial maturity of our PB3 and demonstrates OPT’s ability to address applications in our target markets such as ocean observing, oil and gas, security and defense, and communications."

Dr. Mike M. Mekhiche, OPT's Executive Vice President of Engineering and Operations, stated, " We believe the current performance of the PB3 off the coast of Japan is a strong affirmation of the maturity of the PowerBouy® and its ability to play an important role in the on-going digitization effort of the ocean, the oil and gas industry and other markets of interest. Since April 17th, the PB3 PowerBuoy has generated a total of over 471 kWh of electric power. It has achieved a single day-peak production of over 24 kWh.”

Dr. Mekhiche further stated, “The PTO accelerated life testing has continued reaching a cumulative number of strokes over the fleet of PTOs, of over 67 million, which simulates a cumulative ocean-operation-duration of over 4 years."

Link to Videos

http://www.oceanpowertechnologies.com/resources/

PB3 pictures as deployed in Japan

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions.  Our PB3 PowerBuoy® uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, ocean observing, and communications.

To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461